Exhibit 99.1

Compensation and Personnel Committee’s 2018 Executive Compensation Update

This update is intended to facilitate dialogue with shareholders on compensation and is not intended as a response to any specific shareholder feedback. Capitalized terms not defined in this document have the meaning assigned to them in the Company’s most recent Proxy Statement or Quarterly Report on Form 10-Q.

In our 2018 Proxy Statement, we introduced some changes to the executive compensation plan that the Compensation and Personnel Committee of the Board of Directors planned to implement for 2018. We finalized and implemented the changes following our Annual Meeting of Shareholders after considering input from our shareholders, and this filing is intended to update shareholders on the final design of the long-term executive compensation plan for 2018, which we approved after we filed the Company’s 2018 Proxy Statement.

Over the past three years, we have been concerned with lower approval percentages for our Say-on-Pay votes, and the 2018 vote result continued to be lower than we hoped to receive. We also acknowledge that some investors continue to express concern that our Executive Officers’ compensation (and in particular, our CEO’s compensation) is too high. We value the viewpoints of all of our shareholders and as a committee seek to balance shareholders’ interests with a need to attract and retain the talent required for operating our business.

Shareholder feedback has provided the basis for the changes we made to our executive compensation design in 2017 and 2018. Recognizing the importance of managing our executive compensation expenses in the context of a challenging environment for our share price, we made many changes to our executive compensation programs for 2018 and over the past few years that resulted in reduced target compensation levels for our Executive Officers, including our CEO.

In 2017, we used a value above the trading price of our stock to determine the number of time-based restricted stock units granted to reduce the dilutive impact of our plan. This resulted in a reduction in target compensation for our senior executives. We also adjusted the metrics associated with the long-term performance equity, using relative TSR and Free Cash Flow per share to more closely align with shareholder interests. In 2018, we made additional changes to the long-term compensation design as introduced in our Proxy Statement and further described in this disclosure to further reduce the plan’s dilutive impact and to further align it with shareholders. In addition to the changes discussed here, for 2018 our Compensation and Personnel Committee reduced base pay levels for each Executive Officer. The CEO’s base salary was reduced by 8%, and the other Executive Officers’ base salaries were reduced by 7%.

Our engagement with shareholders is ongoing, and in continuing to provide substantive information to shareholders, we offer the following additional details of the 2018 executive compensation plan.

2018 Executive Long-Term Compensation Plan Overview

In July 2018, the Compensation Committee granted long-term equity and cash awards as follows:

Performance-Based Compensation.

Price-appreciation performance share units (PSUs) were granted to our Executive Officers with no more than a three-year vesting period. These awards will vest in three tranches only upon achieving increased stock prices measured over any 20 consecutive trading days on a Volume Weighted Average Price (VWAP) basis during each year, with vesting, if achieved, following the performance period. The following are the VWAP stock price hurdles that must be achieved for each tranche:

Year 1     $2.65 (must be achieved within 12 months of grant)

Year 2     $2.90 (must be achieved within 24 months of grant)

Year 3     $3.15 (must be achieved within 36 months of grant)

Performance cash awards were granted to our Executive Officers that will pay out if earned based on a Free Cash Flow per Share goal to be measured over the three-year period ending on December 31, 2020.

Time-Based Compensation

Restricted share units (RSUs) were granted to our Executive Officers that will vest in three equal tranches in the first quarter of 2019, 2020 and 2021 if the executive remains employed until the date of vesting.

Time-based cash awards were granted to our Executive Officers that will pay out in three equal tranches in the first quarter of 2019, 2020 and 2021 if the executive remains employed until the payment date.

	PSU Grants		Cash Grants		RSU Grants
		Grant Date	Performance-	Time-Based		Grant Date
	Shares	Value	Based Cash	Cash	Shares	Value
	#	$	$	$	#	$
Anand Vadapalli	642,377	352,696	320,394	236,846	131,291	225,821
Laurie Butcher	99,736	54,760	31,886	54,628	20,384	35,060
William Bishop	110,124	60,463	35,208	60,318	22,507	38,712
Randy Ritter	115,629	63,486	36,969	63,333	23,633	40,649
Leonard Steinberg	149,602	82,139	47,830	81,942	30,576	52,591

In addition to the changes discussed above, we set performance goals for our annual incentive compensation plan equally weighting Adjusted EBITDA per share and Total Revenue per share at target award levels as a percentage of salary consistent with 2017. The combined effects of the salary reductions, annual and long-term plans have been to reduce the 2018 target compensation levels for our CEO and other NEO’s compared to 2017. The Board of Directors also took action to convert the equity compensation received by directors to cash to reduce overall dilution.

We welcome feedback and questions from our shareholders, and as we go into the fourth quarter of 2018, members of our shareholder engagement team will be actively seeking input on executive compensation and other matters of importance to our shareholders.